UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 24, 2013
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
 (State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One CA Plaza Islandia, New York (Address of principal executive offices)	11749 (Zip Code)
(800) 225-5224
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
CA, Inc. (the Company) today disclosed in its quarterly earnings press release that starting in the first quarter of fiscal year 2014, the Chief Operating Decision Maker, who is the Company's Chief Executive Officer, revised the measure of segment expenses and segment profit to treat all costs of internal software development as segment expense in the period the costs are incurred and as a result, the Company will add back capitalized internal software costs to, and exclude amortization of internally developed software costs previously capitalized from, segment expenses. Segment expenses will continue to exclude share-based compensation expense; amortization of purchased software; amortization of other intangible assets; and certain other gains and losses, which includes certain foreign exchange derivate gains and losses. The Company is providing revised operating segment results to reflect these changes for each quarter of fiscal years 2013, 2012 and 2011 and for full fiscal years 2013, 2012 and 2011 as Exhibit 99.1 attached hereto and incorporated by reference herein so as to provide segment expenses and segment profit on a consistent basis. A measure of segment assets is not currently provided to the Company's Chief Executive Officer and has therefore not been disclosed. The financial information is unaudited.

The Company’s Mainframe Solutions and Enterprise Solutions operating segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services operating segment comprises implementation, consulting, education and training services, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

The Company’s operating segments are defined as follows:

•
Mainframe Solutions – The Company’s Mainframe Solutions segment addresses the mainframe market and is focused on making significant investments in order to be innovative in key management disciplines across the Company’s broad portfolio of products. Ongoing development is guided by customer needs, the Company’s cross-enterprise management philosophy and the Company’s Next Generation Mainframe Management strategy, which offers management capabilities designed to appeal to the next generation of mainframe staff while also offering productivity improvements to today’s mainframe experts. The Company’s mainframe business assists customers by addressing three major challenges: reducing costs and improving operational efficiency, sustaining critical skills through modernized and simplified management, and increasing innovation and agility to help deliver on business goals.

•
Enterprise Solutions – The Company’s Enterprise Solutions segment includes products that operate on non-mainframe platforms, such as service assurance, security (identity and access management), service and portfolio management, application delivery, Software-as-a-Service, and cloud offerings. The Company’s offerings help customers address their regulatory compliance demands, privacy needs, and internal security policies. Enterprise Solutions also focuses on delivering growth to the Company in the form of new customer acquisitions and revenue, while leveraging non-traditional routes-to-market and delivery models.

•
Services – The Company’s Services segment offers implementation, consulting, education and training services to customers, which is intended to promote a seamless customer experience and to increase the value that customers realize from the Company’s solutions.

Non-GAAP Financial Measures
The accompanying tables include segment expense and segment profit information for the Company's individual reporting segments. The tables also include a measure of total segment profit that excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). The Company's segment expense and segment profit along with total segment profit exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, fiscal year 2007 restructuring costs, recoveries and certain costs associated with derivative litigation matters and certain other gains and losses, which includes certain foreign exchange derivate gains and losses. The Company will expense costs for internally developed software where development efforts commenced in the first quarter of fiscal year 2014 and afterwards. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company will also add back capitalized internal software costs and exclude the amortization of internal software costs from individual and total segment expense and segment profit. Also beginning in the first quarter of fiscal year 2014, the Company will exclude charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors. The Company's non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results to competitors' operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliations of total segment profit to its most directly comparable GAAP financial measure, which are included in Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Revised Operating Segment Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.

Date:	July 24, 2013	By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Corporate Governance, and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Revised Operating Segment Information